EXHIBIT 15.2

April 28, 2005

The Premcor Refining Group Inc.

1700 East Putnam Avenue

Suite 400

Old Greenwich, CT 06870

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of The Premcor Refining Group Inc. and subsidiaries for the period ended March 31, 2005 and 2004, as indicated in our report dated April 26, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, is incorporated by reference in Registration Statement No. 333-111240 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche LLP

Stamford, Connecticut